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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (In thousands, except ratios)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                                                SEPTEMBER 30,
                                                                                     1996
                                                                              ------------------
Earnings:
  Net loss..................................................................       $(10,569)
     Add:
       Equity in loss of Globalstar, L.P....................................         10,569
       Interest expense.....................................................         12,019
                                                                                     ------
Earnings available to cover fixed charges(1)................................       $ 12,019
                                                                                     ======
Fixed charges -- interest expense...........................................       $ 12,019
                                                                                     ======
Ratio of earnings to fixed charges..........................................             1x
                                                                                     ======

---------------

(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the Redeemable Preferred Partnership Interests held by GTL.

                                GLOBALSTAR, L.P.
                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                                                       CUMULATIVE
                                                                                     MARCH 23, 1994
                                                                  NINE MONTHS       (COMMENCEMENT OF
                                                                     ENDED           OPERATIONS) TO
                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                      1996                1996
                                                               ------------------   ----------------
Net loss.....................................................       $(38,747)          $ (133,228)
Dividends on Redeemable Preferred Partnership Interests......        (12,019)             (12,019)
                                                                    --------            ---------
Deficiency of earnings to cover fixed charges................       $(50,766)          $ (145,247)
                                                                    ========            =========

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